Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust, Inc.

We hereby consent to the use in this Pre-Effective Amendment No. 1 to the Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 of Lightstone Value Plus Real Estate Investment Trust, Inc. of our report dated March 31, 2011, relating to the consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust, Inc. and Subsidiaries as of December 31, 2010 and for the year then ended, along with the consolidated financial statement schedule, Schedule III – Real Estate and Accumulated Depreciation, as of December 31, 2010, which appears in this Registration Statement. We have also audited the adjustments to the December 31, 2009 and 2008 consolidated financial statements to retrospectively apply the change in accounting for discontinued operations, as described in Notes 9 and 10 to the consolidated financial. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the December 31, 2009 and 2008 consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust, Inc. and Subsidiaries other than with respect to the adjustments and accordingly, we do not express an opinion or any other form of assurance on the December 31, 2009 and 2008 consolidated financial statements taken as a whole.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ EisnerAmper LLP

Edison, New Jersey
April 21, 2011